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                                                                EXHIBIT 99(A)(6)

               NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

         If you previously elected to accept Ventiv Health, Inc.'s offer to exchange options, and you would like to change your election and reject this offer, you must sign this Notice and return it to Christina Kincel before 5 p.m., Eastern Daylight Time, on May 31, 2002, unless the offer is extended. If you have questions, please contact Christina Kincel at (732) 537-4811 or by email at ckincel@ventiv.com.

TO:      VENTIV HEALTH, INC.:

         I previously received a copy of the Offer to Exchange dated May 1, 2002, the cover letter and Summary of Terms of Option Exchange, and an Election Form. I signed and returned the Election Form, in which I elected to accept Ventiv Health, Inc.'s offer to exchange options. I now wish to change that election and reject your offer to exchange options as to the following grants (specify or state "all"):

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I understand that by signing this Notice and delivering it to Christina Kincel,
I will be able to withdraw my acceptance of the offer and reject the offer to exchange the above options instead. I have read and understand all of the terms and conditions of the offer to exchange options.

         I understand that in order to reject the offer, I must sign and deliver this Notice to Christina Kincel before 5 p.m., Eastern Daylight Time, on May 31, 2002, or if Ventiv Health, Inc. extends the deadline to exchange options, before the extended expiration of the offer.

         By rejecting the offer to exchange the above options, I understand that I will not receive any new options in exchange therefore and I will keep the above options. These options will continue to be governed by the stock option plan under which they were granted and existing option agreement(s) between Ventiv Health, Inc. and me.

         I have completed and signed the following exactly as my name appears on my original Election Form.

         I do not accept the offer to exchange the options listed above.

                                   Sincerely,


                                   Signature  ____________________________
                                              Print Name

                                   Optionee ID Number: ___________________

Date: _______________, 2002




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